Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
The Board of Directors
IMTT Holdings, Inc.
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC for the registration of shares representing beneficial interests in Macquarie Infrastructure Company Trust and limited liability company interests of Macquarie Infrastructure Company LLC and to the incorporation by reference therein of our report dated April 14, 2006, with respect to the consolidated financial statements of Loving Enterprises, Inc. (currently known as IMTT Holdings, Inc.) as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included in the Current Report on Form 8-K/A of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC dated May 16, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New Orleans, Louisiana
October 11, 2006